UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2015

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-36695	38-3941859
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

214 West First Street, Oswego, NY	13126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (315) 343-0057

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On September 30, 2015, Pathfinder Bancorp, Inc. (the “Company”) entered into a Subordinated Loan Agreement (the “Loan Agreement”) with Community Funding CLO, Ltd. (the “Lender”). The Loan Agreement provides the Company with a loan of $10.0 million in the form of a subordinated loan, which bears interest at a fixed annual rate of 6.25% and is scheduled to mature on October 1, 2025. For the period beginning immediately after October 15, 2015, through but not including, March 1, 2016, the Lender will rebate an amount equal to 2.75% per annum to the Company, resulting in a net interest rate of 3.50% per annum to be paid by the Company during such period. The Company will pay interest quarterly in arrears during the term of the loan. The loan will be an unsecured and subordinated obligation of the Company and will rank junior in right of payment to any senior indebtedness and obligations to general and secured creditors. Subject to limited exceptions, the Company cannot repay the loan until after October 15, 2020. The loan is expected to qualify for treatment as Tier 2 capital for regulatory capital purposes when applicable. The Loan Agreement contains customary subordination provisions and events of default. The right of the Lender to accelerate the payment of the loan is limited to bankruptcy or insolvency. The Lender expects to fund the loan to the Company on October 15, 2015.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated into this report by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
    (d)  Exhibits.

Exhibit 10.1	Subordinated Loan Agreement, dated as of September 30, 2015, between Pathfinder Bancorp, Inc. and Community Funding CLO, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATHFINDER BANCORP, INC.
DATE: October 5, 2015	By:	/s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer